EXHIBIT 99.4

From: Robert L. Chapman, Jr.
Sent: Friday, March 13, 2009 8:47 AM
To: 'Michael W. Klinger'
Cc: 'Clarke H. Bailey'
Subject: EDCI Holdings (EDCI): Personnel: CFO Michael Klinger: Poor Communications: Blackburn-Hannover Assumptions

March 13, 2009

MWK,

Thank you for taking the time to talk to me about this matter today. I will have more feedback for you on a solution sometime next week.

RLCjr

___________

From: Klinger, Mike
Sent: Friday, March 13, 2009 8:44 AM
To: Robert L. Chapman, Jr.
Cc: 'Clarke H. Bailey'
Subject: RE: EDCI Holdings (EDCI): Personnel: CFO Michael Klinger: Poor Communications: Blackburn-Hannover Assumptions

March 13, 2009

RLCjr

I confirm receipt of this email.

MWK

From: Robert L. Chapman, Jr.
Sent: Friday, March 13, 2009 8:43 AM
To: 'Michael W. Klinger'
Cc: 'Clarke H. Bailey'
Subject: EDCI Holdings (EDCI): Personnel: CFO Michael Klinger: Poor Communications: Blackburn-Hannover Assumptions

March 13, 2009

MWK,

As you have been informed by both me and EDCI Chairman Clarke Bailey ("CHB"), of our concerns (in CHB and my professional capacities at EDCI and EDC) regarding your imprecise, loose, tardy and at times non-existent business communications in your position as EDCI and EDC Chief Financial Officer. Today's volume assumption miscommunication (see below) on what may be the most important strategic feasibility study ever conducted for, and communicated to the Board of, EDC is merely the most recent of an extensive string of communication-related problems cited to you regarding your work performance. These communications-related performance problems persist in both your verbal and written communications, including in the latter category your unacceptable presentation to the EDC Audit Committee at this week's meeting thereof (my concerns on that subject were E-mailed to you earlier this week).

I remain perplexed as to how you could have a) been involved in EDC GmbH's Finance Director (M-K)'s involvement in assembling the data for the Blackburn-Hannover Consolidation Feasibility Study (the "B-H Feasibility Study"), b) been involved in the EDC Blackburn Ltd. Finance Director (IKSC)'s involvement in assembling the data for the B-H Feasibility Study; c) been involved in EDC EVP-Intl. Operations (RJM)'s involvement in assembling the data for the B-H Feasibility Study; d) attended and participated in the EDC/EDCI Board of Directors meeting 03/10/2009 that dealt heavily in discussing the data for the B-H Feasibility Study AND also have allowed someone else to realize that RJM/BKW/M-K (when working)/IKSC were using a 10% volume decline assumption vs. your using 15% with EDCI's auditors Ernst & Young for the EDCI 2008 Form 10-K assumption on asset impairment. As a result of this "miscommunication," I have been forced to cancel today's EDC Blackburn-Hannover Consolidation Feasibility Study III Conference call (set for 10:30 a.m. EST), and inform three directors of the EDC Board (two of whom had planned to participate on that call) of the reason for doing so. Making matters worse is that EDCI had communicated on 03/11/2009 to its auditors at Ernst & Young [confidential information redacted], that such internal call on the B-H Feasibility Study would be concluded today.

The danger of such a lack of due care to EDC and EDCI's operations is serious, and as EDC/EDCI CEO I cannot continue to allow this to perpetuate as a result. Please confirm receipt of this E-mail message, and then call me to discuss at your earliest convenience.

RLCjr

cc: CHB